EXHIBIT 10.107.1

FREE CASH FLOW PARTICIPATION AGREEMENT

This Cash Flow Participation Agreement (this "Agreement") is executed as of _________ ___, 2007 by XFone, Inc., a Nevada corporation ("XFone"), and NTS Holdings, Inc., a Texas corporation ("Holdings") to be effective on the date of consummation of the transactions contemplated by the Stock Purchase Agreement (as defined herein) (the “Effective Date”).

RECITALS

Holdings and XFone are joint venturers in connection with the acquisition of NTS Communications, Inc. (“NTS”).  Concurrently with the execution and delivery of this Agreement, XFone is purchasing the issued and outstanding common stock of NTS pursuant to and in accordance with that certain Stock Purchase Agreement dated ________ __, 2007 among NTS, XFone, and the shareholders of the Company which are parties thereto (the "NTS Stock Purchase Agreement").  XFone and Holdings’ entering this Agreement is a condition to the fulfillment of their joint venture for the consummation of the stock acquisition of the stock of NTS.  XFone and Holdings wish to enter into this free cash flow participation arrangement upon the terms and conditions set forth in this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.  DEFINITIONS

Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Stock Purchase Agreement.  For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

"Agreement"--this Cash Flow Participation Agreement, as amended from time to time.

“Amortization Expense”– the cumulative amortization expense of the US Operations as determined by XFone’s independent auditors in accordance with GAAP and consistent with the financial statements for the US Operations, beginning with the Effective Date through the end of the fiscal year in which the Effective Date occurred and each fiscal year thereafter.

“Capital Expenditures”– the cumulative capital expenditures of the US Operations as determined by XFone’s independent auditors in accordance with GAAP and consistent with the financial statements for the US Operations, beginning with the Effective Date through the end of the fiscal year in which the Effective Date occurred and each fiscal year thereafter.

“Capitalized Expenses”– the cumulative expenses of the US Operations which are capitalized rather than expensed at the time such expenses are incurred as determined by XFone’s independent auditors in accordance with GAAP and consistent with the financial statements for the US Operations, beginning with the Effective Date through the end of the fiscal year in which the Effective Date occurred and each fiscal year thereafter.

“Change in Working Capital”– the cumulative positive or negative change in Working Capital of the US Operations as determined by XFone’s independent auditors in accordance with GAAP and consistent with the financial statements for the US Operations, beginning with the Effective Date through the end of the fiscal year in which the Effective Date occurred and each fiscal year thereafter.

“Current Assets” shall mean the sum of those accounts required to be included in the determination of current assets in accordance with GAAP and consistent with the financial Statements for the US Operations; provided that the foregoing accounts shall be adjusted appropriately to exclude intercompany or similar duplicating accounts.

“Current Liabilities” shall mean all the liabilities of the US Operations required to be included in the determination of current liabilities in accordance with GAAP and consistent with the financial statements for the US Operations.

“Depreciation Expense”– the cumulative depreciation expense (other than depreciation attributable to capitalized leases) of the US Operations as determined by XFone’s independent auditors in accordance with GAAP and consistent with the financial statements for the US Operations, beginning with the Effective Date through the end of the fiscal year in which the Effective Date occurred and each fiscal year thereafter.

"Effective Date"--the date stated in the first paragraph of the Agreement.

“Excess Free Cash Flow”– The amount by which the Free Cash Flow of the US Operations exceeds (a) the Invested Capital plus (b) the cumulative Excess Free Cash Flow in all prior years for which a Participation Amount has previously been paid.

"Excess Free Cash Flow Date"– the date at which Excess Free Cash Flow shall have been achieved by the US Operations.

"Fiscal Year"– XFone's fiscal year, as it exists on the Effective Date or as changed from time to time.

"Free Cash Flow" – The cumulative cash flow of the US Operations as determined by XFone’s independent auditors according to the following formula:  Net Income plus Depreciation Expense plus Amortization Expense plus/minus Change in Working Capital minus Capital Expenditures minus Capitalized Expenses plus Other Non-Cash Expenses minus Other Non-Cash Income, plus any Sale Proceeds.

“Future Acquisitions”– any and all acquisitions and related transactions made by XFone, directly or indirectly through its Subsidiaries which become a part of its US Operations, including any acquisition structured as a merger, consolidation, recapitalization, purchase or sale of assets or capital stock, share exchange, or any similar transaction or business combination made by XFone at any time following the Stock Purchase.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Invested Capital”– the invested capital of XFone determined as the sum of the following:  1) the Purchase Price and Transaction Costs of the Stock Purchase; 2) the Purchase Price and Transaction Costs of all Future Acquisitions; and 3) through the Excess Free Cash Flow Date, an annual return on XFone’s Invested Capital of eight percent (8%) per year.

“Net Income”– The cumulative net income/loss of the US Operations as determined by XFone’s independent auditors in accordance with GAAP and consistent with the financial statements for the US Operations, beginning with the Effective Date through the end of the fiscal year in which the Effective Date occurred and each fiscal year thereafter.

 “Other Non-Cash Expenses”– the cumulative non-cash expenses of the US Operations other than depreciation  and amortization expenses as determined by XFone’s independent auditors in accordance with GAAP and consistent with the financial statements for the US Operations, beginning with the Effective Date through the end of the fiscal year in which the Effective Date occurred and each fiscal year thereafter.

“Other Non-Cash Income” -- the cumulative non-cash income of the US Operations as determined by XFone’s independent auditors in accordance with GAAP and consistent with the financial statements for the US Operations, beginning with the Effective Date through the end of the fiscal year in which the Effective Date occurred and each fiscal year thereafter.

"XFone Common Stock" shall mean shares of the common stock of XFone.

"Person"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

"Purchase Price"— shall mean the aggregate amount payable by XFone to any Person in connection with the closing of the Stock Purchase or any Future Acquisition(s), (whether in the form of cash, stock, options, warrants, or any combination thereof) as set forth in the definitive agreement or any documents executed in connection therewith, including any employment, consulting or non-compete agreements applicable to such acquisition; provided that for purposes of valuing any non-cash consideration, such consideration shall be valued at the value it is assigned in the definitive agreement for such transaction, or if no value is assigned for options or warrants, then they shall be valued as of the closing date pursuant to the Black-Scholes option-pricing model, assuming a 90% volatility of the underlying security.

“Sale Proceeds”– means the net proceeds when received of a bona fide sale of any part but not all of the US Operations to a third party not affiliated with XFone or Holdings and, to the extent such Sale Proceeds creates the right to a Participation Amount under this Agreement, such Participation Amount shall be paid in the form received by XFone from the acquiring third party in connection with such sale.

"Stock Purchase"— the contemplated transactions pursuant to the NTS Stock Purchase Agreement.

“Subsidiaries”– shall mean, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity securities or more than 50% of the voting securities or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, directly or indirectly, by one or more of the parent and its Subsidiaries.

“Transaction Costs”– all costs and expenses (including but not limited to legal fees) incurred by XFone in connection with the Stock Purchase and/or any Future Acquisitions.

“US Operations”– the combined United States domestic operations of XFone USA, Inc. and its Subsidiaries and NTS Communications, Inc. and its Subsidiaries together with any Future Acquisitions.

“Working Capital” means the positive difference between the Current Assets of the US Operations and the Current Liabilities of the US Operations.

2.  FREE CASH FLOW PARTICIPATION RIGHTS.

(a)  General.  Upon the occurrence of the Excess Free Cash Flow Date, Holdings will be eligible to receive for the Fiscal Year in which the Excess Free Cash Flow Date occurs and each Fiscal Year thereafter five percent (5%) of the Excess Free Cash Flow of US Operations as calculated by the Company’s certified public accountant (the "Participation Amount").  The Participation Amount will be payable to Holdings no later than thirty (30) calendar days following completion of audited financial statements for XFone, Inc. for each such Fiscal Year.  The Participation Amount shall be subject to all applicable withholding and other applicable taxes as required by law.

(b)  Example.  Assume XFone has Invested Capital of $50 million (comprised of Purchase Price of $42 million and Transaction Costs of $8 million (bonuses, options, and other transaction costs), that there have been no Future Acquisitions or Sale Proceeds and the Free Cash Flow of the US Operations is $20 million per year.  At the end of Year 1, XFone’s Invested Capital would be $54 million ($50 million x 1.08).  Since the Invested Capital exceeds the $20 million Free Cash Flow, there is no Excess Free Cash Flow from which a Participation Amount would be required hereunder.  Likewise, in Years 2 and 3 when XFone’s Invested Capital is equivalent to $58.32 million and $63 million, respectively, no Participation Amount would be triggered since the Free Cash Flow is only $40 million for Year 2 and $60 million for Year 3.  However, in Year 4 when XFone’s Invested Capital is equivalent to $68 million and the US Operations’ Free Cash Flow is $80 million, Holdings would be entitled to a Participation Amount based on the Excess Free Cash Flow of $12 million.  Accordingly, for Year 4 Holdings would be eligible to receive a Participation Amount of $600,000 representing 5% of the Excess Free Cash Flow.  Beginning in year 5 XFone would no longer accrue an 8% return on its Invested Capital.  If the Free Cash Flow in Year 5 is $20 million, then the Excess Free Cash Flow would be $20 million ($100M Free Cash Flow - $68M Invested Capital - $12M Excess Free Cash Flow from prior years) and Holdings would be entitled to a Participation Amount of $1,000,000 representing 5% of the Excess Free Cash Flow.  If the Free Cash Flow in Year 6 is a negative $1 million and the Free Cash Flow in Year 7 is $5 million and there is an acquisition in Year 7 equal to $1 million, then Holdings would not be entitled to a Participation Amount in Year 6 since the Excess Free Cash Flow is a negative $1 million ($99M Free Cash Flow - $68M Invested Capital - $32M Excess Free Cash Flow from Prior Years), but Holdings would be entitled to a Participation Amount in Year 7 of $150,000 representing 5% of the Excess Free Cash Flow in Year 7 of $3 million ($104M Free Cash Flow - $69M Invested Capital - $32M Excess Free Cash Flow from Prior Years).

3.  TERM OF AGREEMENT.

(a)           General.  The term of Holdings’ right to participate in the Excess Free Cash Flow of the US Operations under this Agreement will be perpetual, beginning in the fiscal year of the Excess Free Cash Flow Date and extending in perpetuity, unless this Agreement is earlier terminated as provided in subparagraph 3(b) hereof.

(b)           Termination Upon Sale of US Operations and Buyout.  In connection with a bona fide sale of the entire US Operations, whether structured as a merger, consolidation, recapitalization, purchase or sale of assets or capital stock, share exchange, or any similar transaction or business combination pursuant to which the US Operations are sold by XFone (as used in this subparagraph (b), a “Sale”) to a third party purchaser not affiliated with XFone or Holdings (as used in this subparagraph (b), a “Purchaser”), this Agreement may, at the option of the Purchaser:

1) be retained by the Purchaser;

2) be terminated by the Purchaser, but only under the following circumstances and upon the following buyout terms:

(i)  If the Sale involves the Sale of the US Operations only, then the Purchaser may terminate this Agreement upon the Purchaser’s buyout of this Agreement by paying to Holdings an amount equal to five percent (5%) of the purchase price to be paid for the US Operations as set forth in the definitive agreement governing such Sale with such amount paid in the same form as the purchase price being received by XFone, Inc..

(ii)  If the Sale involves the sale of XFone, Inc. or substantially all the assets of XFone, Inc., then the Purchaser may terminate this Agreement upon the Purchaser’s buyout of this Agreement by paying to Holdings an amount as calculated pursuant to the following formula:  ((Revenues of US Operations for the fiscal year immediately preceding the year in which the Sale occurs divided by Revenues of XFone, Inc. for fiscal year immediately preceding the year in which the Sale occurs) times (five percent (5%) of the purchase of XFone, Inc. as set forth in the definitive agreement governing such Sale)), with such amount paid in the same form as the purchase price being received by XFone, Inc.

4.  WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

5.  BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED

This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which XFone may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of Holdings under this Agreement, being personal, may not be delegated.

6.  NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

    If to XFone:

c/o XFone, Inc.
Britannia House
960 High Road
London, N129RY
United Kingdom
Attention:	Guy Nissenson
Telephone:	+44 208-446-9494
Facsimile:	+44 208-446-7010
Email:	guy@xfone.com

    with a copy to:

Watkins Ludlam Winter & Stennis, P.A.
633 North State Street (39202)
P. O. Box 427
Jackson, MS 39205-0427
Attention:	Gina M. Jacobs
Telephone:	601-949-4705
Facsimile:	601-949-4804
Email:	gjacobs@watkinsludlam.com

If to Holdings:

    Barbara Baldwin, President
    5307 W. Loop 289
    Lubbock, Texas 79414
    Telephone:                            806-788-2906
    Facsimile:                               806-788-3398
Email:	Barbara.baldwin@ntscom.com

7.  ENTIRE AGREEMENT; AMENDMENTS

This Agreement, the Stock Purchase Agreement, and the documents executed in connection with the Stock Purchase Agreement, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

8.  GOVERNING LAW

This Agreement will be governed by the laws of the State of Texas without regard to conflicts of laws principles.

9.  JURISDICTION

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of Texas in Lubbock County, Texas, or, if it has or can acquire jurisdiction, in the United States District Courts in Texas, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred  to in the preceding sentence may be served on either party anywhere in the world.

10.  SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

11.  SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.  COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

13.  WAIVER OF JURY TRIAL

THE PARTIES HERETO HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

XFONE:	HOLDINGS:

XFone, Inc.	NTS Holdings, Inc.
By:	By:
Guy Nissenson, President	Title: